EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in Amendment No. 1 to the Annual Report on Form 10-K/A of ESG Inc. for the fiscal year ended December 31, 2025 of our report dated March 30, 2026 relating to the consolidated financial statements of ESG Inc. and its subsidiaries as of December 31, 2025 and for the year then ended. Our corrected report includes an explanatory paragraph concerning substantial doubt about the Company’s ability to continue as a going concern.

TQ International, PLLC
formerly Tang Qian & Associates, PLLC

Authorized signature:	/TQ International, PLLC
Flower Mound, Texas
October 13, 2026